FOR IMMEDIATE RELEASE

April 20, 2005

GS Financial Corp.  Announces First Quarter Results

(NASDAQ:  GSLA)

METAIRIE, La. – GS Financial Corp, the holding company of Guaranty Savings and Homestead Association (www.gsha.com), reported a loss for the quarter ended March 31, 2005 of $101,000, or a loss of $.09 per share, due to the one-time recognition of costs associated with the retirement of the Company’s former President and Chief Executive Officer.  These costs totaled $428,000, or $.36 per share ($282,000, or $.24 per share, after related tax benefits).  Excluding the impact of this one-time charge, net earnings from operations for the quarter ended March 31, 2005 were $182,000, or $.15 per share.  By comparison, the Company reported net earnings of $111,000, or $.10 per share, for the same period in 2004.

Net interest income for the quarter ended March 31, 2005 was $1.4 million compared to $1.2 million for the same period in 2004.  The Company’s net interest margin also increased to 3.03% for the first quarter of 2005 from 2.39% for 2004.  This increase was due primarily to the beneficial effects in a rising rate environment on our rate sensitive balance sheet, increases in our loan portfolio over the same period of the previous year, and lower funding costs.

Non-interest expenses for the first quarter of 2005 were $1.5 million, up approximately $374,000 from the first quarter of 2004 total of $1.1 million.  If adjusted for one-time retirement benefits, operating expenses would have been approximately $1.1 million, or $53,000 below the previous year’s first quarter.

Total Assets at March 31, 2005 were $191.0 million compared to $200.1 million at December 31, 2004, a decrease of approximately $9.1 million, or 4.5%.  Net loans declined $2.4 million in the first quarter of 2005.  At March 31, 2005 net loans were $89.8 million compared to $92.2 million at year-end 2004.  Deposit accounts decreased approximately $7.1 million during the first quarter, totaling $123.7 million at March 31, 2005 compared to $130.7 million at December 31, 2004.  Stockholders’ equity at March 31, 2005 was 14.9% of total assets compared to 14.5% at December 31, 2004.

GS Financial Corp.
Consolidated Statements of Financial Condition

($ in thousands)	March 31, 2005 (Unaudited)	December 31, 2004 (Audited)
ASSETS
Cash & Amounts due from depository Institutions	$ 1,925	$ 1,613
Interest-Bearing Deposits from other Banks	5,575	3,761
Federal Funds Sold	1,475	1,650
Securities Available-for-Sale, at Fair Value	85,546	94,557
Loans, Net	89,753	92,158
Accrued Interest Receivable	706	596
Premises & Equipment, Net	2,578	2,508
Stock in Federal Home Loan Bank, at Cost	2,467	2,445
Foreclosed Assets	-	-
Real Estate Held-for-Investment, Net	489	493
Other Assets	499	285
Total Assets	$ 191,013	$ 200,066

LIABILITIES
Interest-Bearing Deposits	$ 123,027	$ 129,758
Noninterest-Bearing Deposits	645	965
FHLB Advances	37,762	39,689
Other Liabilities	1,112	710
Total Liabilities	162,546	171,122

STOCKHOLDERS' EQUITY
Common Stock	$ 33,564	$ 33,564
Additional Paid-in Capital	955	895
Unearned ESOP Stock	(450)	(521)
Unearned RRP Trust Stock	(866)	(865)
Treasury Stock	(32,180)	(32,119)
Retained Earnings	28,063	28,286
Accumulated Other Comprehensive Loss	(619)	(296)
Total Stockholders' Equity	28,467	28,944
Total Liabilities & Stockholders' Equity	$ 191,013	$ 200,066

Selected Asset Quality Data
Total Non Performing Assets	921	$ 894
Non Performing Assets to Total Assets	0.48%	0.45%
Allowance for Loan Losses to Non Performing Assets	99.87%	102.90%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended March 31,
($ in thousands, except per share data)	2005	2004
Interest and Dividend Income	$ 2,663	$ 2,683
Interest Expense	1,223	1,428

Net Interest Income	1,440	1,255
Provision for Loan Losses	-	14
Net Interest Income after Provision for Loan Losses	1,440	1,241

Non-interest Expense	1,517	1,143
Net (Loss)Income Before Non-Interest Income and Income Taxes	(77)	98

Non-interest Income	8	21
(Loss) Income Before Tax Expense	(69)	119

Income Tax Expense	30	8
Net (Loss) Income	$ (99)	$ 111
(Loss) Earnings Per Share - Basic	$ (0.09)	$ 0.10
(Loss) Earnings Per Share -Diluted	$ (0.08)	$ 0.09

Selected Operating Data
Weighted Average Shares Outstanding	1,182,616	1,160,093
Return on Average Assets [1]	-0.21%	0.20%
Non-Interest Expense/Average Assets[1]	3.11%	2.10%
Net Interest Margin[1]	3.03%	2.39%
[1] Annualized